TRANSITION AND SEPARATION AGREEMENT AND RELEASE

This TRANSITION AND SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is made, entered into, and effective as of the Second Effective Date (defined in Paragraph 7(f)), by and between Nima Kelly (“Employee” or “you”) and GoDaddy.com, LLC (the “Company” or “GoDaddy”) and GoDaddy Inc. (“Parent”). For the purposes of this Agreement, GoDaddy, the Company and Employee are collectively referred to as the “Parties”. This Agreement is presented to Employee as of February 7, 2021 (“Presentment Date”).

RECITALS

A.WHEREAS, you and the Company have agreed that you will cease to be an employee of the Company effective as of 11:59 p.m. on Friday, December 31, 2021 (the “Separation Date”).

B.WHEREAS, the Parties intend to set forth the terms and conditions for Employee’s transition and separation of employment and further, fully, completely, and finally resolve and settle any and all claims, potential claims, disputes, or potential disputes that Employee may have against the Company, Parent and the Released Parties (defined in Paragraph 6), whether presently known or unknown, according to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the above recitals and the mutual promises, covenants, obligations, and understandings set forth below, the Parties hereby agree as follows:

1.Transition; Resignation from Positions. You will continue to serve as Parent’s Chief Legal Officer, Executive Vice President and Secretary until June 30, 2021 or such earlier date as a new Chief Legal Officer of Parent is appointed (the “First Transition Date”). On the First Transition Date, you will resign as Parent’s Chief Legal Officer, Executive Vice President and Secretary and resign from all other positions and offices you hold as a director or as an officer of Parent, the Company, and any of their subsidiaries and affiliates. If the First Transition Date occurs prior to the Separation Date, you will remain employed with the Company on a full-time basis as a strategic advisor through June 30, 2021 (the “Second Transition Date”). Effective as of the Second Transition Date, you will continue your employment with the Company as strategic advisor on a part-time basis. You will be retained in this capacity and continue in this role until the Separation Date.

2.Base Compensation, Bonus, Equity, Benefits, and Expenses.

a.Until the Second Transition Date, you will continue to be paid your base salary at an annualized rate of $525,000, less applicable withholdings and deductions, and payable in accordance with the Company’s normal payroll practices, vest in your Parent equity awards in accordance with the applicable Parent equity documents, and participate in the Company’s employee benefit plans in accordance with their terms. The Company will continue to reimburse you for all business expenses that you incur in accordance with the Company’s travel and expense policy.

b.Between the Second Transition Date and your Separation Date, you will receive a gross monthly salary of $20,000, less applicable withholdings and deductions, and payable in accordance with the Company’s normal payroll practices, vest in your Parent equity awards in accordance with the applicable Parent equity documents, and participate in the Company’s employee benefit plans in accordance with their terms, including eligibility. If, during the period you are a strategic advisor, you are no longer eligible to participate in the Company’s health plans, the Company will pay on your behalf directly to the COBRA administrator the premium costs for you and your eligible dependents to continue coverage under such plans pursuant to COBRA for up to 12 months following the date you become eligible for COBRA coverage, subject to you timely electing and remaining eligible for COBRA coverage. The Company will continue to reimburse you for all business expenses that you incur in accordance with the Company’s travel and expense policy.

c.You will not participate in the Company’s 2021 annual bonus plans.

d.On the Second Transition Date, you will be entitled to a lump sum cash payment equal to $121,153.85, less applicable withholdings and deductions, which amount represents 12 weeks of accrued PTO, and will be payable no later than the first Company payroll date following the Second Transition Date.

3.Company property/assets/office space.
a.You may continue to use your Company provided laptop through the Separation Date; and

b.The Company will continue to pay your monthly cell phone charges directly, and you will continue to have access to your Company email account and other corporate systems through the Separation Date. When your tenure as a strategic advisor concludes, the Company will:

i.terminate your VPN access; and
ii.transition your cell phone number from the Company’s account to your personal mobile account so that you can pay the associated fees directly; and
c.You will not be assigned a specific office as a strategic advisor but are free to use any of our open ‘drop-in’ spaces at any of our facilities at your convenience, subject to any “shelter-in-place” policies as they may be amended.

4.Separation Consideration.

a.On the Separation Date, you will (i) be paid all accrued, but unpaid compensation and benefits to you; and (ii) 100% of the equity award grant number 20172011 immediately will vest, and such shares will be settled to you on January 1, 2022, in accordance with the delay required pursuant to Paragraph 15 below. For clarity, the payments and benefits under this Section 4.a. will be payable to you regardless of whether this Agreement becomes effective as of the Second Release Effective Date.

b.On the Separation Date, and subject to the Agreement becoming effective as of the Second Release Effective Date, you will become entitled to receive the following additional payments and benefits (collectively, the “Separation Consideration”).

i.a lump sum cash payment equal to $262,500, less required withholdings and deductions, which payment equals your annual target bonus opportunity in effect as of January 1, 2021, pro-rated for the number of days between January 1, 2021 and June 30, 2021; and
ii.the portion of your equity award grant number 20193886 that is scheduled to vest on March 1, 2022 immediately will vest as of the Second Release Effective Date and will be settled on July 1, 2022 in accordance with the delay required pursuant to Paragraph 15 below.

5.Payment of Salary and Receipt of All Benefits.

a.Employee acknowledges and represents that other than the Separation Consideration, and after payment of the amounts described in Paragraphs 2 through 4, the Company will have paid or provided all salary, wages, bonuses, accrued vacation/paid time off, leave, relocation costs, interest, severance, reimbursable expenses, commissions, stock, equity awards, vesting and any and all other benefits and compensation due to Employee. Employee represents that Employee has not suffered any on-the-job injury for which Employee has not already filed a claim.

b.Employee’s participation in all Company health and welfare benefit plans will terminate effective 11:59 p.m. on June 30, 2021. A letter informing Employee of Employee’s rights to elect continued health coverage under COBRA will be mailed to the Employee’s home after the termination of benefits coverage (regardless of whether the termination of coverage is effective as of June 30, 2021 or sooner), and generally arrives within 7 business days after mailing.

c.Employee’s outstanding and vested options to purchase shares of Parent Class A common stock will remain exercisable until March 31, 2022, in accordance with the Equity Documents (as defined in Paragraph 14).

6.Release. Employee, in exchange for the Separation Consideration, agrees to and hereby releases, waives and forever discharges the Company and its affiliates, parents, successors, subsidiaries, related companies, directors, officers, employees, attorneys and agents (the “Released Parties”) from any and all claims or causes of action, whether known or unknown, that Employee or Employee’s heirs, executors, administrators and assigns have, had or may have in the future against any of the Released Parties. This release does not extend to any Employee rights or benefits granted pursuant to the Equity Documents (defined in Paragraph 14) that remain in effect after the termination of Employee’s employment.

a.Scope of Release. Employee’s release includes, but is not limited to, all allegations, claims, and violations related to severance, elimination of position, notice of termination, the payment of wages, salary and benefits (except any valid claim to recover vested benefits to which Employee may be entitled, if applicable) and all claims arising under the following, in each case as amended:

i.the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990 (“ADEA”); Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Equal Pay Act of 1963; the Americans with Disabilities Act of 1990, as amended; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; all state or local counterparts, including but not limited to the Arizona Civil Rights Act and Arizona’s Fair Wages and Healthy Families Act, the Colorado Disability Discrimination Rules, Colorado Age Discrimination Rules, Colorado Workplace Harassment Rules, Colorado Sex Discrimination Rules, Colorado Marital Status Discrimination Law, Colorado Equal Pay Law, Colorado Law Prohibiting Discrimination by Labor Organization, Colorado Whistleblower Law, Colorado Overtime Pay Law, the Colorado Workplace Accommodations for Nursing Mothers Act, the Colorado Civil Union Act, the Family Care Act, Colorado Job History Law, Colorado Crime Victim Leave Law, Colorado Military Leave Law, Colorado Military Service Discrimination Law, the Colorado Labor Relations Act, Colorado Labor Peace Act; and
ii.any other federal, state or local statue, constitution or ordinance; any public policy, contract or tort, or under any common law, including wrongful discharge; any practices or procedures of the Company; any claim for breach of contract, infliction of emotional distress, fraud, misrepresentation, defamation, and discrimination; and
iii.any claims relating to, or arising from, Employee’s right to purchase or actual purchase of shares or stock of Parent, except pursuant to the Equity Documents (defined in Paragraph 14) if applicable, which Employee acknowledges shall govern such equity; and
iv.any other federal, state or local statutes, laws, regulations or common law causes of action under which any claim may be brought, including claims arising from Employee’s employment relationship with the Company or the termination of that relationship, and also including any claim for costs, fees or other expenses, including attorneys’ fees and expenses, incurred in these matters (collectively, the “Released Claims”).

b.Limitations. Employee understands that Employee is not releasing any claim relating to: (i) the Separation Consideration, or the right to enforce this Agreement; (ii) Employee’s right, if any, to claim government-provided unemployment benefits or worker’s compensation benefits, if applicable and Employee qualifies; (iii) any rights or claims that Employee may have which arise after the date Employee executes this Agreement; or (iv) any claims that cannot be waived by law. Employee acknowledges that except as expressly provided in this Agreement or in an applicable plan document for any applicable broad-based employee benefit plans other than plans that provide severance or termination pay, Employee will not receive any additional compensation or benefits, including salary, bonus, separation payments, additional equity or vesting of existing equity after the Separation Date.

c.Release of Age Discrimination Claims. Employee acknowledges that she is knowingly waiving and releasing any rights Employee may have under the ADEA, which includes age discrimination claims. Employee agrees this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Second Effective Date of this Agreement (defined in Paragraph 7(f)). Employee acknowledges that the Separation Consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.

d.Unknown claims. Employee acknowledges that Employee has been advised to consult with legal counsel and that Employee is familiar with the principle that a general release does not extend to claims that the releasor does not know or suspect to exist in her favor at the time of executing the release, which, if known by her, might have materially affected her settlement with the releasee. Employee, being aware of said principle, agrees to expressly waive any rights Employee may have to that effect, as well as under any other statute or common law principles of similar effect.

e.No Monetary Recovery. Employee acknowledges and understands that this Agreement waives all of Employee’s rights to any monetary recovery against any of the Released Parties for any potential charge, complaint, or lawsuit. Employee agrees that the Separation Consideration received under this Agreement fully satisfies any potential claims for relief in connection with any charge, complaint, or lawsuit. Nothing in this paragraph limits Employee’s right to receive an award for information provided to Government Agencies, as defined in Paragraph 8(c).

f.Covenant Not to Sue. Employee acknowledges and understands that this Agreement prohibits Employee, and Employee’s heirs, family members, executors and assigns, from bringing any lawsuit or cause of action against any of the Released Parties for any claims covered by the Agreement.

7.Acknowledgments. Employee acknowledges that each of the following statements is true and accurate as of each signature date:

a.Employee would not have been entitled to receive the Separation Consideration set forth in Paragraph 4(b) had Employee rejected this Agreement.

b.Employee has carefully read this entire Agreement and understands all the terms of this Agreement, including but not limited to, the release and confidentiality provisions set forth in Paragraph 6 and Paragraph 8, respectively.

c.Employee has been and hereby is advised to consult with an attorney before signing this Agreement; and Employee has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee’s own choice or has elected not to retain legal counsel.

d.This Agreement contains two separate signature pages, the first of which must be signed within 21 days of the Presentment Date, and the second of which must be signed within 21 days after December 31, 2021. The first execution of the Agreement releases any potential claims Employee may have against the Released Parties as of the first signature date. The second execution of the Agreement applies to all potential claims Employee may have against the Released Parties occurring after the first execution of the Agreement and through December 31, 2021. To be entitled to both the Separation Consideration, both signature pages must be signed at the times described in Paragraph 7(e) and not revoked pursuant to Paragraph 7(f).

e.Pursuant to the specific release contained in Paragraph 6(c), Employee has up to 21 days from the Presentment Date to consider whether to enter into this Agreement (the “Consideration Period”); Employee also has up to 21 days from when the Agreement is presented again for her second signature on December 31, 2021 to consider whether to enter into the Agreement (also a “Consideration Period”). If Employee signs this Agreement prior to the expiration of each Consideration Period, Employee acknowledges that Employee has freely and voluntarily chosen to waive any time remaining in each Consideration Period. Employee should deliver a signed copy of this Agreement to GoDaddy’s Chief People Officer via electronic signature as initiated by the Company.

f.Employee will have 7 days to revoke this Agreement after each time she signs it, and this Agreement shall not become effective or enforceable until each revocation period has expired. The 8th day after the first revocation period is the Effective Date and the 8th day after the second revocation period is the “Second Effective Date”). Any revocation within either 7-day period shall be submitted via email to monicab@godaddy.com and time-stamped within 7 days of the date Employee signs this Agreement. If this Agreement is revoked in this way, Employee will forfeit, and the Company shall not be required to provide, the Separation Consideration or any other payments, except as provided in Paragraph 2.

g.If Employee does not sign both signature pages at the times described in Paragraphs 7(d) – (e) or signs and then revokes this Agreement as described in Paragraph (f), or fails to comply with her obligations under this Agreement, then the Employee understands that:

    i.    This Agreement shall become null and void; and

    ii.    Employee’s employment shall be terminated as of December 31, 2021; and

    iii.    The Company will not be required to provide Employee with the Separation Consideration or any other payments, except as provided in Paragraph 2.

h.Employee understands that this Agreement does not waive any rights or claims that may arise after the Second Effective Date of this Agreement, and that nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of the waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.

i.Employee has not relied on any oral or written statements that are not set forth in this Agreement in determining whether to enter into this Agreement.

j.Employee has received adequate consideration in return for the promises made in this Agreement.

k.Employee has freely, voluntarily, knowingly, and without any duress or undue influence on the part or behalf of the Company or any third party, and with the full intent of releasing all claims against the Company and any of the other Released Parties, entered into this Agreement.

8.Confidentiality.

a.Employee understands that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom Employee has called or with whom Employee became acquainted during the term of Employee’s employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, technical development plans, technical or marketing roadmaps or strategies either domestically or internationally, hardware configuration information, marketing plans or marketing data of any kind, customer information or data, brand and media strategies, any and all financial and accounting information including financial or business models, analytics, or forecasts, employee lists, vendor lists, recruiting information, future planned or contemplated merger and acquisition activity, contemplated advertising or brand campaigns or related creative information and content of any nature or form whatsoever and including creative information and proposals provided by the Company’s media, advertising and creative partners, or other legal or business information disclosed to Employee by the Company either directly or indirectly, in writing, orally, or by drawings or observation. Employee further understands that Confidential Information does not include any of the foregoing items that have become publicly known and made generally available through no wrongful act of Employee’s or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. Employee hereby grants consent to notification by the Company to any new employer about Employee’s obligations under this paragraph. Employee represents that Employee has not to date misused or disclosed Confidential Information to any unauthorized party.

b.Employee understands that nothing in this Agreement shall limit or prohibit Employee from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, and the National Labor Relations Board (collectively, the “Government Agencies”). Notwithstanding any restrictions set forth in this Agreement, Employee understands that she is not required to obtain authorization from the Company prior to disclosing information to, or communicating with, such agencies, nor is Employee obligated to advise the Company as to any such disclosures or communications. In making any such disclosures or communications, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Confidential Information to any parties other than the relevant Government Agencies. Employee understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement.

9.Knowledge of Improper Business Conduct. Employee has disclosed to GoDaddy in writing all known violations of the Company’s Code of Business Conduct and Ethics and Anti-Corruption Compliance Policy and Guidelines. Employee agrees that if she has not made such disclosures in writing, then there are no additional known instances of: (a) any employee or third party working on behalf of the Company that has provided anything of value to any person, including foreign government officials, in order to improperly influence the recipient of such thing of value; (b) any employee or person associated with the Company that has engaged in bribery or corruption of any person, including foreign government officials; (c) any employee or person associated with the Company that has committed fraud upon the Company or who maintains an actual conflict of interests with GoDaddy, or (d) any other violations of the Company’s Code of Business Conduct and Ethics and Anti-Corruption Compliance Policy and Guidelines.

10.Non-Liability. This Agreement is not an admission or evidence of fault, wrongdoing or liability by the Company, nor should it be construed as such, but instead reflects the Parties’ desire to resolve the Released Claims fairly and amicably.

11.Non-Disparagement/Cooperation. The Parties agree that it is in their best interests to maintain an amicable termination and post-termination relationship. Employee agrees to cooperate fully with the Company and its’ counsel in connection with any administrative, judicial, regulatory, or other proceeding arising from any charge, complaint, or other action relating to the period Employee was employed by the Company, or in connection with any transaction or other matter that requires Employee’s personal knowledge or experience to resolve. Employee acknowledges and agrees that in the event she is scheduled to be deposed as a Company witness in a pending litigation, she agrees to cooperate with the Company’s counsel and make himself readily available for such deposition or other related legal proceedings. The Company will provide reasonable compensation to Employee (including reimbursement of reasonable and necessary transportation expenses) for any services rendered at the Company’s request.

12.Assignment of Inventions. Employee hereby irrevocably assigns to the Company, or its designee, all Employee’s right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks, or trade secrets, whether or not patentable or registrable under patent, copyright, or similar laws, which Employee may solely or jointly have conceived or developed or reduced to practice, or caused to be conceived or developed or reduced to practice, during the period of time Employee was in the employ of the Company (including during Employee’s off-duty hours), or with the use of the Company’s equipment, supplies, facilities, or Confidential Information, (collectively referred to as “Inventions”). Employee understands and agrees that the decision whether to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty or other consideration will be due Employee as a result of the Company’s efforts to commercialize or market any such Inventions.

13.Work for Hire. Employee agrees and acknowledges that all original works of authorship which were made by Employee (solely or jointly with others) within the scope of and during the period of Employee’s employment with GoDaddy, and which are protectable by copyright, whether or not copyright registration is actively sought by or granted to GoDaddy, are “works made for hire,” as that term is defined in the United States Copyright Act, including but not limited to: literary works (including all written material), computer programs and code, artistic and graphic works (including designs, graphs, drawings, blueprints, and other works), recordings, models, photographs, slides, motion pictures, and audio-visual works, regardless of the form or manner in which documented or recorded that were conceived, devised, invented, developed, or reduced to practice by Employee or under Employee’s direction.

14.Prior Agreements. The Parties acknowledge that they have carefully read this Agreement, voluntarily entered into it, and understand its contents and its binding legal effect. The Parties further acknowledge and agree that this Agreement represents the entire agreement between them with respect to Employee’s separation from the Company, and that it supersedes any and all other oral or written agreements that may exist between them, except that:

a.Employee’s continuing obligations under the Non-Compete Agreement dated November 1, 2012, the Work Product Acknowledgement dated November 1, 2012, as well as continuing confidentiality and other obligations to the Company as outlined in the Company handbook and other policies (collectively, the “Work Agreements”) shall remain in full force and effect; and

b.Any equity awards granted to Employee under the 2015 GoDaddy Inc. Equity Incentive Plan and any other agreements entered into in connection with any grant (including the Third Amended and Restated Limited Liability Company Agreement of Desert Newco, LLC, dated March 31, 2015 and the Management Equity and Unitholders Agreement, in each case, governing Employee’s outstanding units in Desert Newco, LLC, the Company’s affiliate) (collectively, the “Equity Documents”), shall remain in full force and effect. If any conflict exists or arises between the terms of this Agreement and the Work Agreements or Equity Documents, the terms of the Work Agreements or Equity Documents shall control.

In addition, Employee will remain covered by the Company's applicable liability insurance policy and its indemnification provisions for actions taken on behalf of GoDaddy or the Company during the course of Employee’s employment.

15.Section 409A.  If any amount or benefit that would constitute non-exempt “deferred compensation” under Internal Revenue Code (“Code”) Section 409A would be payable under this letter by reason of your “separation from service” during a period in which Employee is a “specified employee” (within the meaning of Code Section 409A as determined by the Company), then any payment or benefits will be delayed until the earliest date on which they could be paid or distributed without being subject to penalty taxation under Code Section 409A. Any services provided as a strategic advisor following the Second Transition Date shall be at a level equal to twenty percent (20%) or less of the average level of services performed by Employee during the immediately preceding thirty-six (36)-month period and, accordingly, that the Second Transition Date will be a “separation from service” within the meaning of Code Section 409A with respect to Employee.

16.Severability. If any court of competent jurisdiction declares any of this Agreement’s provisions to be unenforceable, the remaining provisions shall be enforced as though this Agreement did not contain the unenforceable provision(s), and/or be reformed so as to be enforceable.

17.Governing Law and Forum. This Agreement shall be governed by and interpreted in accordance with the substantive law of the State of Arizona as it governs transactions occurring wholly within Arizona. Any action or dispute arising out of, or in any way related to, this Agreement, or the interpretation and/or application of this Agreement, must be brought in the state or federal courts having jurisdiction in Maricopa County, Arizona.

18.Jury Trial Waiver. Employee agrees to waive Employee’s right to a trial by jury in any action relating to or arising out of this Agreement and acknowledges that Employee’s waiver of such a right is knowing and voluntary.

19.Remedies for Breach. A breach of any provision of this Agreement may give rise to a legal action. If Employee breaches any provision of this Agreement, in addition to any other available remedies, the Company may recover the entire amount of the Separation Consideration that has been made to Employee under this Agreement. The prevailing party in any action based on a breach of this Agreement will be entitled to recover its costs and actual attorneys’ fees incurred in any litigation relating to or arising out of this Agreement.

20.Successors and Assigns. The Parties agree that this Agreement shall inure to the benefit of, and may be enforced by, the Company’s successors, assigns, parents, subsidiaries, and related companies.

21.Return of Company Property. Employee agrees that Employee has returned, or will return within 5 calendar days of December 31, 2021, all Company property in Employee’s possession, custody, or control. Employee shall coordinate with the Chief People Officer to make arrangements to return all Company property; provided, however, that Employee shall be entitled to retain her laptop and iPad.

22.Linked In and other Social Media profiles: Employee will update Employee’s LinkedIn profile and/or other social media platforms within 5 calendar days of December 31, 2021 to avoid misrepresenting an employment affiliation with GoDaddy.

23.Entire Agreement. This Separation Agreement, together with the Equity Documents and Work Agreements, constitute the full and entire understanding and agreement between and among the Parties with respect to the subjects hereof and thereof.

24.Counterparts. This Agreement may be executed by the Parties in one or more counterparts, including faxed copies and electronic signatures. All such fully-executed counterparts shall be treated as originals of this Agreement.

Please read this Agreement carefully, it contains a RELEASE of all known and unknown claims.

First Signature to be Executed Within 21 Day of the Presentment Date

Nima Kelly                        GoDaddy.com,LLC and GoDaddy Inc.

___/s/ Nima Kelly_________________            By: ____/s/ Aman Bhutani_____________                                                 Aman Bhutani, Chief Executive Officer

Date: __2/10/2021___                    Date: __2/9/2021____

Second Signature to be Executed Within 21 days of December 31, 2021

Nima Kelly                        GoDaddy.com, LLC and GoDaddy Inc.

________________________________            By: ________________________________
                            Aman Bhutani, Chief Executive Officer

Date: ______________                    Date: ______________